                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G
                                 AMENDMENT NO. 1



             INFORMATION STATEMENT PURSUANT TO RULE 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934





                                 INCONTROL, INC.
             ------------------------------------------------------
                                (Name of Issuer)

                     COMMON STOCK, $.01 PAR VALUE PER SHARE
             ------------------------------------------------------
                         (Title of Class of Securities)

                                   45336L-10-3
                      -------------------------------------
                      (CUSIP Number of Class of Securities)













Check the following box if a fee is being paid with this statement. [ ]
(A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of less than five percent of such class.) (See Rule 13d-7.)





                               Page 1 of 18 Pages
                    An Index of Exhibits appears on Page 18

  CUSIP NO.                  SCHEDULE 13G
  45336L-10-3               AMENDMENT NO. 1                   PAGE 2 OF 18 PAGES
--------------------------------------------------------------------------------

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          FRAZIER HEALTHCARE INVESTMENTS, L.P.                FEIN: 91-1586072
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [   ]
                                                                    (B)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          Organized under the laws of the State of Delaware
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    0
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     215,267
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   0
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               215,267
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          215,267
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                           [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          1.27%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          LP
          ---------------------------------------------------------------------


                    *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 18 Pages
                    An Index of Exhibits appears on Page 18

  CUSIP NO.                  SCHEDULE 13G
  45336L-10-3               AMENDMENT NO. 1                   PAGE 3 OF 18 PAGES
--------------------------------------------------------------------------------

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          FRAZIER HEALTHCARE MANAGEMENT, L.P.                FEIN: 91-1586070
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [   ]
                                                                    (B)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          Organized under the laws of the State of Delaware
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    0
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     215,267
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   0
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               215,267
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          215,267
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                           [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          1.27%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          LP
          ---------------------------------------------------------------------


                    *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 3 of 18 Pages
                    An Index of Exhibits appears on Page 18

  CUSIP NO.                  SCHEDULE 13G
  45336L-10-3               AMENDMENT NO. 1                   PAGE 4 OF 18 PAGES
--------------------------------------------------------------------------------

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          FRAZIER PORTFOLIO FUND, L.P.                FEIN: 91-1675192
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [   ]
                                                                    (B)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          Organized under the laws of the State of Delaware
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    0
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     150,000
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   0
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               150,000
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          150,000
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                           [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          0.88%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          LP
          ---------------------------------------------------------------------


                    *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 4 of 18 Pages
                    An Index of Exhibits appears on Page 18

  CUSIP NO.                  SCHEDULE 13G
  45336L-10-3               AMENDMENT NO. 1                   PAGE 5 OF 18 PAGES
--------------------------------------------------------------------------------

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          FRAZIER/INCONTROL, L.P.                             FEIN: 91-
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [   ]
                                                                    (B)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          Organized under the laws of the State of Delaware
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    0
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     113,823
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   0
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               113,823
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          113,823
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                           [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          0.67%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          LP
          ---------------------------------------------------------------------


                    *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 5 of 18 Pages
                    An Index of Exhibits appears on Page 18

  CUSIP NO.                  SCHEDULE 13G
  45336L-10-3               AMENDMENT NO. 1                   PAGE 6 OF 18 PAGES
--------------------------------------------------------------------------------

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          FRAZIER & COMPANY L.P.                  FEIN: 91-1529429
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [   ]
                                                                    (B)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          Organized under the laws of the State of Delaware
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    0
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     576,476
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   0
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               576,476
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          576,476
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                           [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          3.40%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          LP
          ---------------------------------------------------------------------


                    *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 6 of 18 Pages
                    An Index of Exhibits appears on Page 18

  CUSIP NO.                  SCHEDULE 13G
  45336L-10-3               AMENDMENT NO. 1                   PAGE 7 OF 18 PAGES
--------------------------------------------------------------------------------

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          FRAZIER MANAGEMENT, L.L.C.                FEIN: 91-1678546
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [   ]
                                                                    (B)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          United States Citizen
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    0
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     744,514
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   0
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               744,514
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          744,514
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                           [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          4.39%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          LLC
          ---------------------------------------------------------------------


                    *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 7 of 18 Pages
                    An Index of Exhibits appears on Page 18

  CUSIP NO.                  SCHEDULE 13G
  45336L-10-3               AMENDMENT NO. 1                   PAGE 8 OF 18 PAGES
--------------------------------------------------------------------------------

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          FRAZIER & COMPANY, INC.                FEIN: 91-1526760
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [   ]
                                                                    (B)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          Organized under the laws of the State of Delaware
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    0
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     777,294
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   0
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               777,294
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          777,294
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                           [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          4.59%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          CO
          ---------------------------------------------------------------------


                    *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 8 of 18 Pages
                    An Index of Exhibits appears on Page 18

  CUSIP NO.                  SCHEDULE 13G
  45336L-10-3               AMENDMENT NO. 1                   PAGE 9 OF 18 PAGES
--------------------------------------------------------------------------------

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Alan D. Frazier                SS# 531-050-8643
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [   ]
                                                                    (B)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          United States Citizen
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    32,780
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     744,514
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   32,780
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               744,514
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          744,294
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                           [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          4.59%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          IN
          ---------------------------------------------------------------------


                    *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 9 of 18 Pages
                    An Index of Exhibits appears on Page 18

ITEM 1(A).  NAME OF ISSUER.

         This Schedule 13G relates to InControl, Inc., a Delaware corporation (the "Company").

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

         The Company's principal executive offices are located at 6675 - 185th Avenue NE, Redmond, Washington 98052.

ITEM 2(A).  NAME OF PERSONS FILING.

          This Schedule 13G relates to each of the following persons:

          -    Frazier Healthcare Investments, L.P., a limited partnership
               ("FHI")

          -    Frazier Healthcare Management, L.P., a limited partnership
               ("FHM")

          -    Frazier Portfolio Fund, L.P., a limited partnership ("FPFLP")

          -    Frazier/InControl, L.P., a limited partnership ("FILP")

          -    Frazier & Company L.P., a limited partnership ("F&C LP")

          -    Frazier Management, L.L.C., a limited liability company ("FMLLC")

          -    Frazier & Company, Inc., a Washington corporation ("F&C Inc.")

          -    Alan D. Frazier, as director and sole shareholder of F&C Inc.;

         The general partner of FHI is FHM, whose general partner is F&C LP, whose general partner is FMLLC. The general partner of FPFLP is also FMLLC. The general partner of FILP is F&C LP. The managing member of FMLLC is F&C Inc. The sole shareholder of F&C Inc. is Alan D. Frazier.




                               Page 10 of 18 Pages
                    An Index of Exhibits appears on Page 18

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE.

         The business address of each of the reporting persons is 601 Union Street, Suite 2110, Seattle, Washington 98101.

ITEM 2(C).  CITIZENSHIP.

         FHI, FHM, FPFLP, FILP and F&C LP are each limited partnerships organized under the laws of the State of Delaware. FMLLC is a limited liability company organized under the laws of the State of Delaware. F&C Inc. is a corporation organized under the laws of the State of Washington. Mr. Frazier is a United States citizen.

ITEM 2(D).  TITLE OF CLASS OF SECURITIES.

         This Schedule 13G relates to the Company's common stock, $.01 par value per share (the "Common Stock").

ITEM 2(E).  CUSIP NUMBER.

         The CUSIP Number for the Company's Common Stock is 45336L-10-3.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

         (a) [ ] Broker or dealer registered under Section 15 of the Act,

         (b) [ ] Bank as defined in Section 3(a)(6) of the Act,

         (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act,

         (d) [ ] Investment Company registered under Section 8 of the Investment Company Act,

         (e) [ ] Investment Advisor registered under Section 203 of the Investment Advisors Act of 1940,

         (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund,

         (g) [ ] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)
                 (G),

         (h) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

                                 NOT APPLICABLE.


                               Page 11 of 18 Pages
                    An Index of Exhibits appears on Page 18

ITEM 4.  OWNERSHIP.

         The following describes the ownership of Common Stock by FHI and FHM as of December 31, 1996:

         (a)  Amount beneficially owned:  215,267(1)

         (b)  Percent of class:  1.27%

         (c)  Number of shares as to which such person has:

                 (i) Sole power to vote or direct the vote:  0

                (ii) Shared power to vote or to direct the vote:  215,267(1)(2)

               (iii) Sole power to dispose or to direct the disposition of:  0

                (iv) Shared power to dispose or to direct the disposition of:
                     215,267(1)(2)

         (1) Represents shares held of record by FHI of which FHM is the general partner.

         (2) Power to vote or to direct the vote of, and power to dispose or to direct the disposition of, the reported shares is deemed to be shared among all of the reporting persons except FHI. Each of such persons denies beneficial ownership of such shares except to the extent of such person's respective pecuniary interest.

         The following describes the ownership of Common Stock by FPFLP as of December 31, 1996:

         (a)  Amount beneficially owned:  150,000(1)

         (b)  Percent of class:  0.88%

         (c)  Number of shares as to which such person has:

               (i)    Sole power to vote or direct the vote:  0

              (ii)    Shared power to vote or to direct the vote:  150,000(1)(2)

             (iii)    Sole power to dispose or to direct the disposition of:  0

              (iv)    Shared power to dispose or to direct the disposition of:
                      150,000(1)(2)

         (1) Represents shares held of record by FPFLP of which FMLC is the general partner.

         (2) Power to vote or to direct the vote of, and power to dispose or to direct the disposition of, the reported shares is deemed to be shared among the each of

                               Page 12 of 18 Pages
                    An Index of Exhibits appears on Page 18

              FPFLP, FMLLC, F&C Inc. and Mr. Frazier. Each of such persons denies beneficial ownership of such shares except to the extent of such person's respective pecuniary interest.

         The following describes the ownership of Common Stock by FILP as of December 31, 1996:

         (a)  Amount beneficially owned:  113,823(1)

         (b)  Percent of class:  0.67%

         (c)  Number of shares as to which such person has:

                (i)  Sole power to vote or direct the vote:  0

               (ii)  Shared power to vote or to direct the vote:  113,823(1)(2)

              (iii)  Sole power to dispose or to direct the disposition of:  0

               (iv)  Shared power to dispose or to direct the disposition of:
                     113,823(1)(2)

         (1) Represents shares held of record by FILP of which F&C LP is the general partner.

         (2) Power to vote or to direct the vote of, and power to dispose or to direct the disposition of, the reported shares is deemed to be shared among the each of F&C LP, FMLLC, F&C Inc. and Mr. Frazier. Each of such persons denies beneficial ownership of such shares except to the extent of such person's respective pecuniary interest.

         The following describes the ownership of Common Stock by F&C LP as of December 31, 1996:

         (a)   Amount beneficially owned:  576,476(1)

         (b)   Percent of class:  3.40%

         (c)   Number of shares as to which such person has:

                 (i)  Sole power to vote or direct the vote:  0

                (ii)  Shared power to vote or to direct the vote:  576,476(1)(2)

               (iii)  Sole power to dispose or to direct the disposition of:  0

                (iv)  Shared power to dispose or to direct the disposition of:
                      576,476(1)(2)

         (1) Includes (i) 9,000 shares subject to purchase upon the exercise of vested stock options held of record by F&C LP,
               (ii) 222,278 shares subject to purchase upon the exercise of vested stock purchase warrants held of record

                               Page 13 of 18 Pages
                    An Index of Exhibits appears on Page 18
               by F&C LP, (iii) 113,823 shares of Common Stock held of record by FILP, of which F&C LP is the general partner, and (iv) 215,267 shares of Common Stock held of record by FHI, of which FHM is the general partner, of which F&C LP is the general partner.

         (2) Power to vote or to direct the vote of, and power to dispose or to direct the disposition of, the reported shares is deemed to be shared among the each of F&C LP, FMLLC, F&C Inc., and Mr. Frazier. Each of such persons denies beneficial ownership of such shares except to the extent of such person's respective pecuniary interest.

         The following describes the ownership of Common Stock by FMLLC, F&C Inc. and by Mr. Frazier as of December 31, 1996:

         (a)  Amount beneficially owned:  777,294(1)

         (b)  Percent of class:  4.59%

         (c)  Number of shares as to which such person has:

                (i) Sole power to vote or direct the vote:  32,780 (2)

               (ii) Shared power to vote or to direct the vote:  744,514(1)(3)

              (iii) Sole power to dispose or to direct the disposition of:
                    32,780(2)

               (iv) Shared power to dispose or to direct the disposition of:
                    744,514(1)(3)

         (1) Includes (i) 9,000 shares subject to purchase upon the exercise of vested stock options held of record by F&C LP, of which FMLLC is the general partner, (ii) 222,278 shares subject to purchase upon the exercise of vested stock purchase warrants held of record by F&C LP, (iii) 150,000 shares of Common Stock held of record by FPFLP of which FMLLC is the general partner, (iv) 113,823 shares of Common Stock held of record by FILP, of which F&C LP is the general partner, and
                  (v) 215,267 shares of Common Stock held of record by FHI, of which FHM is the general partner, of which F&C LP is the general partner, of which FMLLC is the general partner. F&C Inc. is the managing member of FMLLC. Mr. Frazier is the sole shareholder of F&C Inc. and may be deemed to be the beneficial owner of stock beneficially held by such limited partnerships and limited liability company. Each of such persons denies beneficial ownership of such shares except to the extent of such person's respective pecuniary interest.

         (2)      Represents shares of Common Stock held of record by Alan D.
                  Frazier.




                               Page 14 of 18 Pages
                    An Index of Exhibits appears on Page 18

         (3) Power to vote or to direct the vote of, and power to dispose or to direct the disposition of, the reported shares is deemed to be shared among FMLLC, F&C Inc. and Mr. Frazier.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

ITEM 10. CERTIFICATION.

         Not applicable.




                               Page 15 of 18 Pages
                    An Index of Exhibits appears on Page 18

                                    SIGNATURE

         The undersigned hereby agree that this Schedule is filed on behalf of each of them and, after reasonable inquiry and to best of their knowledge and belief, hereby certify that the information set forth in this statement is true, complete and correct.

         Dated:   February 5, 1997

                               FRAZIER HEALTHCARE INVESTMENTS, L.P.
                               By:  Frazier Healthcare Management, L.P.
                                    Its General Partner
                               By:  Frazier & Company L.P.
                                    Its General Partner
                               By:  Frazier Management, L.L.C.
                                    Its General Partner
                               By:  Frazier & Company, Inc.
                                    Its Managing Member

                               By          //s// Alan D. Frazier
                                 ---------------------------------------
                                   Alan D. Frazier, President

                               FRAZIER PORTFOLIO FUND, L.P.
                               By:  Frazier Management, L.L.C.
                                    Its General Partner
                               By:  Frazier & Company, Inc.
                                    Its Managing Member

                               By          //s// Alan D. Frazier
                                 ---------------------------------------
                                   Alan D. Frazier, President

                               FRAZIER/INCONTROL, L.P.
                               By:  Frazier & Company L.P.
                                    Its General Partner
                               By:  Frazier Management, L.L.C.
                                    Its General Partner
                               By:  Frazier & Company, Inc.
                                    Its Managing Member

                               By          //s// Alan D. Frazier
                                 ---------------------------------------
                                   Alan D. Frazier, President



                               Page 16 of 18 Pages
                    An Index of Exhibits appears on Page 18

                               FRAZIER & COMPANY L.P.
                               By:  Frazier Management, L.L.C.
                                    Its General Partner
                               By:  Frazier & Company, Inc.
                                    Its Managing Member

                               By          //s// Alan D. Frazier
                                 ---------------------------------------
                                   Alan D. Frazier, President

                               FRAZIER & COMPANY, INC.

                               By         //s// Alan D. Frazier
                                 ---------------------------------------
                                   Alan D. Frazier, President, Director and
                                   Shareholder



                               Page 17 of 18 Pages
                    An Index of Exhibits appears on Page 18

                                  EXHIBIT INDEX




                    Statement required by reporting persons pursuant to Rule 13d-1(f)(1) (see signature page).












                               Page 18 of 18 Pages
                    An Index of Exhibits appears on Page 18